PRODUCT DISTRIBUTION AGREEMENT

This Product Distribution Agreement (this "Agreement") is made effective as of the signature date below between mCig, Inc., of 433 North Camden Drive, 6th Floor, Beverly Hills, CA 90210, and Cafe Serendipity Holdings, Inc., of 10120 S. Eastern Ave Suite 200, Henderson, Nevada 89052.

In the Agreement, the party who is granting the right to sell its merchandise will be referred to as "mCig, Inc.", and the other party who is receiving the right to sell the merchandise will be referred to as "Cafe Serendipity Holdings, Inc.".

The parties agree as follows:

I.                RIGHT TO SELL. MCig, Inc. owns MCig, Inc. products and can sell VitaCig, Inc. (a controlled entity) products as listed on a Catalogue of Products to be provided by mCig, Inc. to Cafe Serendipity Holdings, Inc.  ("mCig Products"). In accordance with this Agreement, mCig, Inc. grants Cafe Serendipity Holdings, Inc. a non-exclusive right to sell the mCig Products  under the terms of this Agreement. mCig, Inc. agrees to deliver to Cafe Serendipity Holdings, Inc. all sales prices and terms of sale, which shall be determined by mutual consent of the parties.

II.             CONDITIONS OF SALE.  (a) Cafe Serendipity Holdings, Inc. agrees that a minimum of sixty percent (60%) of the products carried in the Cafe Serendipity Holdings, Inc. stores shall be mCig Products; (b) mCig, Inc.  has the first right of refusal to, create, produce, and supply Cafe Serendipity Holdings, Inc. with any needed products for their franchisees, provided if mCig, Inc. cannot, or chooses not to, create needed product line, then Cafe Serendipity Holdings, Inc. has the secondary right to outsource the product; (c) all products, should be mutually created to meet reasonable competitive market costs in regard to retail and wholesale pricing, by Cafe Serendipity Holdings, Inc. and mCig, Inc. and to be profitable for both; and (d) upon execution of this Agreement, Cafe Serendipity Holdings, Inc.  will appoint of a designee of mCig to the Board of Directors of Cafe Serendipity Holdings, Inc. (with best efforts used to retain this designee during the duration of the time in which mCig holds Cafe Serendipity Holdings, Inc.  shares of common stock, if any, pursuant to a separate agreement or three (3) years, whichever is sooner).

III.           PROCEEDS OF SALES. Cafe Serendipity Holdings, Inc. will pay to mCig, Inc. the amount Net 10 days of the date of delivery to Cafe Serendipity Holdings, Inc. of the mCig Products. In the event of a failure to not provide payment, Cafe Serendipity Holdings, Inc. agrees to a lien on all mCig Products held by Cafe Serendipity Holdings, Inc. until such payment is met.

IV.           TITLE TO MERCHANDISE. merchandise shall remain the property of mCig, Inc. until received by Cafe Serendipity Holdings, Inc.

V.              DEFAULTS. If Cafe Serendipity Holdings, Inc. fails to abide by the obligations of this Agreement, including the obligation to remit the payment to mig, Inc. when due, mCig, Inc. shall have the option to cancel this Agreement by providing 20 days' written notice to Cafe Serendipity Holdings, Inc.. Cafe Serendipity Holdings, Inc. shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

VI.           ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days' written notice to the other party. All costs of arbitration shall be divided equally between the parties, provided that if one party is found to be in breach, the non-breaching party will reimburse the Party in breach for all costs associated with the arbitration, including but not limited to attorney’s fees and arbitration fees. Any award may be enforced by a court of law.

VII.         TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties.

VIII.      TERMINATION. This Agreement may be terminated by either party by providing 20 days' written notice to the other party, except that Cafe Serendipity Holdings, Inc. cannot terminate this Agreement for a period of fifteen (15) months following the execution of this Agreement.

IX.           ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties with respect to the subject matter of this agreement.

IX.   AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

X.     SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

XI.    WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

XII. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.

XIII.   SIGNATORIES. This Agreement shall be executed on the behalf of MCig, Inc. by Paul Rosenberg/ mCig, its CEO, and on behalf of Cafe Serendipity Holdings, Inc. by Robert McNulty/ Cafe Serendipity Holdings, Inc., its Chairman of the Board.

XIV. Cafe Serendipity Holdings will buy products from mCig, Inc.  and VitaCig, Inc.  exclusively as long as the pricing is competitive in the marketplace.

SIGNATURES ON FOLLOWING PAGE

In witness whereof, the parties have executed this Agreement as of the date below.

Seller

mCig, Inc.

By:    Paul Rosenberg

            Paul Rosenberg/ mCig

            CEO

Date:   02/02/2015

Buyer

Cafe Serendipity Holdings, Inc.

By:    Robert McNulty

Robert McNulty/ Cafe Serendipity Holdings, Inc.   Chairman of the Board

Date:   02/03/2015

As to the provisions for VitaCig, Inc.

VitaCig, Inc.

By:    Alfred Santos

Alfred Santos, CEO

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